Exhibit 99.(a)(1)(C)

VERENIUM CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO

PURCHASE COMMON STOCK FOR NEW REPLACEMENT OPTIONS

ELECTION FORM

I have received the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Replacement Options, the Summary Term Sheet, the Glossary and the Questions and Answers (collectively, the “Offer Documents”) from Verenium Corporation (the “Company” or “Verenium”), dated October 13, 2009, pursuant to which the Company is offering Eligible Participants the opportunity to exchange Eligible Options for Replacement Options to purchase the same or a reduced number of shares of Verenium common stock. The Replacement Options will have an exercise price equal to the Fair Market Value on the date of grant. The Company expects to grant the Replacement Options on the first business day after the Expiration Date. Capitalized terms not explicitly defined herein shall have the same definitions as in the Offer Documents.

Pursuant to the terms of the Offer, I elect the Eligible Options held by me to be cancelled in exchange for a right to receive the same or a reduced number of Replacement Options with an exercise price equal to the Fair Market Value of Verenium common stock on the date the Replacement Options are granted. I hereby agree that, unless I withdraw my election before 12:00 a.m. (midnight) Eastern Time, on November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009), or later if the Company extends the expiration of the Offer, my election will be irrevocable, and, if accepted by the Company, such surrendered Eligible Options will be cancelled in their entirety. I understand that my right to receive Replacement Options is subject to my continued employment or participation on the Company’s Board of Directors on the date the Replacement Options are granted. The Replacement Options will receive a revised vesting schedule. As set forth in the Offer Documents, fifty percent of the Replacement Options granted to employees will remain subject to the vesting schedule of those options that are surrendered, and the remaining fifty percent of the new options will be subject to an additional two years of vesting. Fifty percent of the Replacement Options granted to the Company’s non-employee Directors will remain subject to the vesting schedule of those options that are surrendered and the remaining fifty percent of new options will be subject to an additional three years of vesting.

A list of your Eligible Options can be obtained by logging onto the Tender Offer Website, or by emailing us at tenderoffer@verenium.com or contacting us by telephone at (617) 674-5319.

☐	I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer Documents, all of my Eligible Options and receive Replacement Options.

I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Options after the date of this election (unless I withdraw this election), and that such options will be cancelled as of November 12, 2009 (or later if the Company extends the expiration of the Offer).

I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with the Company or participation on the Company’s Board of Directors, as applicable. I agree that the Company has made no representations or warranties to me regarding this Offer or the future pricing of Verenium’s common stock, and that my participation in this Offer is at my own election.

Optionee Signature	Employee ID or Social Security Number

Optionee Name (Please print)	E-mail Address	Date and Time

PLEASE SUBMIT THE COMPLETED ELECTION FORM VIA EMAIL AT TENDEROFFER@VERENIUM.COM NO LATER THAN 12:00 A.M. (MIDNIGHT) EASTERN TIME ON NOVEMBER 12, 2009 (THAT IS, ONE MINUTE AFTER 11:59 P.M. ON NOVEMBER 11, 2009).

THE COMPANY WILL SEND YOU AN EMAIL CONFIRMATION WITHIN TWO BUSINESS DAYS OF RECEIPT.

1.

INSTRUCTIONS TO THE ELECTION FORM

1. Delivery of Election Form. If you are using this Election Form instead of making an election through our Tender Offer Website, a properly completed and executed copy of this Election Form must be submitted via email to tenderoffer@verenium.com before 12:00 a.m. (midnight), Eastern Time, on November 12, 2009 (that is, one minute after 11:59 p.m. on November 11, 2009) (the “Expiration Date”).

The delivery of such documents will be deemed made only when actually received by Verenium. You should allow sufficient time to ensure timely delivery.

2. Withdrawal. You may withdraw this Election Form at any time before the Expiration Date. If the Company extends the expiration of the Offer beyond that time, you may withdraw at any time prior to the extended Expiration Date. To withdraw you must deliver a signed and dated Notice of Withdrawal to tenderoffer@verenium.com in accordance with the instructions included with the Notice of Withdrawal. You may not rescind your election to withdraw, and any attempt to do so will be deemed not properly made for purposes of the Offer. You may, however, complete and deliver a new Election Form following the procedures described in these Instructions to the Election Form in order to elect to participate in the Offer. Upon the receipt of such new, properly filled out, signed and dated Election Form, any previously delivered Notice of Withdrawal from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3. Exchange of Eligible Options. If you intend to exchange Eligible Options through the Offer, you must complete and sign this Election Form. The Company will not accept partial exchanges of your Eligible Options. Accordingly, you may exchange all or none of your Eligible Options. The number of Replacement Options you receive will be determined by the number of Eligible Options and the exercise price of those grants according to the table below. The details of your current options are available by accessing Tender Offer Website, or by emailing us at tenderoffer@verenium.com or contacting us by telephone at (617) 674-5319.

Exercise Price Range	Exchange Ratio: Stock Option Shares per Replacement Option Shares
$5.02-$47.99	1.0 to 1.0
$48.00-$95.99	1.5 to 1.0
≥96.00	2.0 to 1.0

4. Other Information on This Election Form. In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include your email address and your employee identification or social security number, as appropriate.

5. Requests for Assistance or Additional Copies. Additional copies of the Offer Documents or this Election Form can be found on the Tender Offer Website. If you cannot use this website or have any questions regarding the Offer, please email tenderoffer@verenium.com or contact us by telephone at (617) 674-5319.

2.